Exhibit 99.1
News Release

Contacts: Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors - Albert E. Ferrara, Jr., Senior Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Fourth Quarter and Full-Year 2011 Financial Results

WEST CHESTER, OH, January 24, 2012 – AK Steel (NYSE: AKS) today reported a net loss of $193.9 million, or $1.76 per diluted share of common stock, for the fourth quarter of 2011, compared to a net loss of $98.3 million, or $0.89 per diluted share, for the fourth quarter of 2010. The 2011 fourth quarter results include a non-cash pre-tax pension corridor charge of $268.1 million, or $1.50 per diluted share. Excluding this amount, the company’s adjusted net loss for the fourth quarter of 2011 was $28.0 million, or $0.26 per diluted share.
Net sales for the fourth quarter of 2011 were $1,509.2 million on shipments of 1,409,900 tons, compared to sales of $1,390.6 million on shipments of 1,359,900 tons for the year-ago fourth quarter. The company said its average selling price for the fourth quarter of 2011 was $1,070 per ton, approximately 5% higher than the $1,022 per ton reported for the fourth quarter of 2010, but an approximate 8% decrease from the $1,158 per ton for the third quarter of 2011.
The company reported an operating loss for the fourth quarter of 2011 of $300.7 million, which includes the $268.1 million pre-tax pension corridor charge. Excluding the pension corridor charge, the company’s adjusted operating loss for the fourth quarter of 2011 was $32.6 million, or $23 per ton. The 2011 fourth quarter results also include a LIFO credit of $44.1 million. The company reported an operating loss of $154.6 million, or $114 per ton, for the fourth quarter of 2010. The 2010 fourth quarter results include a $63.7 million pre-tax charge related to the shutdown of the company’s Ashland (KY) coke plant, and a $9.1 million pre-tax charge related to a retiree benefit settlement associated with the company’s Butler (PA) Works.
“The economic recovery we've been anticipating for several years simply did not fully materialize in 2011 and we endured another round of raw material price increases,” said James L. Wainscott, Chairman, President and Chief Executive Officer of AK Steel. “However, we made significant strides towards becoming more self-sufficient in raw materials – moves that will greatly improve our cost structure in the future.” In October of 2011, AK Steel made strategic investments in iron ore and metallurgical coal, two of the most important raw materials the company utilizes in its steelmaking operations.
Full-Year 2011 Results
For the full year, AK Steel reported a net loss of $155.6 million, or $1.41 per diluted share, compared to a net loss of $128.9 million, or $1.17 per diluted share for 2010. The results for 2011 include the non-cash pre-tax pension corridor charge of $268.1 million, or $1.50 per diluted share, previously described. Excluding this amount, the company’s adjusted net income for 2011 was $10.3 million, or $0.09 per diluted share. The results for 2010 include a non-cash charge of $25.3 million, or $0.23 per diluted share, related to federal healthcare legislation, as well as a

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$63.7 million pre-tax charge related to the shutdown of the company’s Ashland (KY) coke plant, and a $9.1 million pre-tax charge related to a retiree benefit settlement associated with the company’s Butler (PA) Works.
Sales for 2011 were $6,468.0 million, an increase of 8% compared to $5,968.3 million for 2010. Shipments for 2011 were 5,698,800 tons, a slight increase compared to 5,660,900 tons in 2010. The company reported an operating loss of $201.3 million, or $35 per ton, for 2011 which was largely a result of the pension corridor charge, compared to an operating loss of $133.9 million, or $24 per ton, for 2010. Excluding the pension corridor charge, the company’s adjusted operating profit for the full year of 2011 was $66.8 million, or $12 per ton.
First Quarter 2012 Outlook
Due to continued uncertainty and volatility with respect to economic conditions in the U.S. and in other markets served by the company, AK Steel is not providing an outlook for the company’s first quarter results at this time. However, the company said that it expects to provide first quarter guidance in March.
Use of Non-GAAP Financial Measures
In certain of its disclosures in this news release, the company has adjusted its operating profit (loss) and net income (loss) to exclude a pension corridor accounting charge. Reporting adjusted operating profit or loss and net income or loss (either as a total or on a per-ton basis) is not a financial measure under generally accepted accounting principles (“GAAP”). The company has made this adjustment, however, because Management believes that it enhances the understanding of the company’s financial results. The company believes that this method of accounting for pension and other postretirement obligations is not typically used by other publicly traded companies. In addition, although it reduces reported operating and net income, it is a non-cash charge. Disclosing adjusted operating profit (loss) and net income (loss) with the corridor charge excluded from the actual quarterly results facilitates the ability of an investor to compare the company’s actual results to its competitors and other publicly traded companies. Neither current shareholders nor potential investors in the company’s securities should rely on adjusted operating profit (loss) or adjusted net income (loss) as a substitute for any GAAP financial measure and the company encourages investors and potential investors to review the reconciliation below of adjusted operating profit (loss) and net income (loss) to the comparable GAAP financial measure.
The following schedule reflects the reconciliation of the non-GAAP quarterly financial measures discussed in this news release:

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(dollars in millions, except per ton data)	Three Months Ended December 31, 2011	Twelve Months Ended December 31, 2011
Reconciliation to Operating Profit (Loss)
Adjusted operating profit (loss)	$(32.6)	$66.8
Pension corridor charge	(268.1)	(268.1)
Operating profit (loss)	$(300.7)	$(201.3)

Reconciliation to Operating Profit (Loss) per Ton
Adjusted operating profit (loss) per ton	$(23)	$12
Pension corridor charge	(190)	(47)
Operating profit (loss) per ton	$(213)	$(35)

Reconciliation to Net Income (Loss) Attributable to AK Steel Holding
Adjusted net income (loss) attributable to AK Steel Holding Corporation	$(28.0)	$10.3
Pension corridor charge ($268.1 less tax of $102.2)	(165.9)	(165.9)
Net income (loss) attributable to AK Steel Holding Corporation, as reported	$(193.9)	$(155.6)

Reconciliation to Basic and Diluted Earnings (Losses) per Share
Adjusted basic and diluted earnings (losses) per share	$(0.26)	$0.09
Pension corridor charge	(1.50)	(1.50)
Basic and diluted earnings (losses) per share, as reported	$(1.76)	$(1.41)

Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, as updated in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, owns or leases metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Shipments (000 tons)	1,409.9	1,359.9	5,698.8	5,660.9
Selling price per ton	$1,070	$1,022	$1,131	$1,054

Net sales	$1,509.2	$1,390.6	$6,468.0	$5,968.3

Cost of products sold (exclusive of items shown below)	1,451.6	1,379.5	6,036.8	5,643.2
Selling and administrative expenses (exclusive of items shown below)	53.8	50.4	215.4	204.0
Depreciation	45.7	46.6	185.0	197.1
Pension and OPEB expense (income) (exclusive of corridor charge shown below)	(9.3)	(4.1)	(36.0)	(14.9)
Pension corridor charge	268.1	—	268.1	—
Special and unusual items	—	72.8	—	72.8
Total operating costs	1,809.9	1,545.2	6,669.3	6,102.2

Operating profit (loss)	(300.7)	(154.6)	(201.3)	(133.9)

Interest expense	13.8	7.1	47.5	33.0
Other income (expense)	(4.0)	(1.8)	(5.3)	(7.6)

Income (loss) before income taxes	(318.5)	(163.5)	(254.1)	(174.5)

Income tax provision due to tax law change	—	—	2.0	25.3
Income tax provision (benefit)	(123.6)	(65.0)	(96.0)	(69.1)
Total income tax provision (benefit)	(123.6)	(65.0)	(94.0)	(43.8)

Net income (loss)	(194.9)	(98.5)	(160.1)	(130.7)
Less: Net loss attributable to noncontrolling interests	(1.0)	(0.2)	(4.5)	(1.8)

Net income (loss) attributable to AK Steel Holding Corporation	$(193.9)	$(98.3)	$(155.6)	$(128.9)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$(1.76)	$(0.89)	$(1.41)	$(1.17)

Weighted-average shares outstanding:
Basic	109.8	109.6	109.8	109.6
Diluted	109.8	109.6	109.8	109.6

Dividends declared and paid per share	$0.05	$0.05	$0.20	$0.20

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$42.0	$216.8
Accounts receivable, net	564.2	482.8
Inventory, net	418.7	448.7
Other current assets	249.5	255.8
Total current assets	1,274.4	1,404.1
Property, plant and equipment	5,967.2	5,668.2
Accumulated depreciation	(3,797.0)	(3,635.0)
Property, plant and equipment, net	2,170.2	2,033.2
Other non-current assets	1,005.3	751.3
TOTAL ASSETS	$4,449.9	$4,188.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings under credit facility	$250.0	$—
Accounts payable	583.6	553.1
Accrued liabilities	172.8	145.0
Current portion of long-term debt	0.7	0.7
Current portion of pension and other postretirement benefit obligations	130.0	145.7
Total current liabilities	1,137.1	844.5
Long-term debt	650.0	650.6
Pension and other postretirement benefit obligations	1,744.8	1,706.0
Other non-current liabilities	540.8	346.4
TOTAL LIABILITIES	4,072.7	3,547.5

Stockholders’ equity:
Common stock, authorized 200,000,000 shares of $.01 par value each; issued 123,229,210 and 122,829,975 shares in 2011 and 2010; outstanding 110,284,228 and 109,986,790 shares in 2011 and 2010	1.2	1.2
Additional paid-in capital	1,922.2	1,909.4
Treasury stock, common shares at cost, 12,944,982 and 12,843,185 shares in 2011 and 2010	(171.6)	(170.1)
Accumulated deficit	(1,366.0)	(1,188.4)
Accumulated other comprehensive income	2.7	92.6
Total AK Steel Holding Corporation stockholders’ equity	388.5	644.7
Noncontrolling interests	(11.3)	(3.6)
TOTAL STOCKHOLDERS’ EQUITY	377.2	641.1
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,449.9	$4,188.6

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Twelve Months Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(160.1)	$(130.7)
Special and unusual items	—	72.8
Pension corridor charge	268.1	—
Depreciation	185.0	197.1
Amortization	15.5	16.8
Deferred income taxes	(92.7)	(37.7)
Contributions to pension trust	(170.0)	(110.0)
Contributions to Middletown and Butler retirees VEBAs	(87.6)	(65.0)
Pension and other postretirement benefit payments greater than expense	(114.7)	(104.7)
Working capital	1.0	(9.2)
Working capital—SunCoke Middletown	(9.3)	0.3
Other operating items, net	(15.7)	37.9
Net cash flows from operating activities	(180.5)	(132.4)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(101.1)	(117.1)
Capital investments—SunCoke Middletown	(195.0)	(149.2)
Investments in Magnetation LLC and AK Coal Resources	(125.4)	—
Other investing items, net	1.3	—
Net cash flows from investing activities	(420.2)	(266.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under credit facility	250.0	—
Proceeds from issuance of long-term debt	—	549.1
Redemption of long-term debt	(0.7)	(506.3)
Debt issuance costs	(10.1)	(11.3)
Proceeds from exercise of stock options	0.2	1.3
Purchase of treasury stock	(1.5)	(7.9)
Common stock dividends paid	(22.0)	(22.0)
Advances from noncontrolling interest owner to SunCoke Middletown	210.7	151.7
Other financing items, net	(0.7)	(0.8)
Net cash flows from financing activities	425.9	153.8

Net decrease in cash and cash equivalents	(174.8)	(244.9)
Cash and cash equivalents, beginning of period	216.8	461.7
Cash and cash equivalents, end of period	$42.0	$216.8

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Tons Shipped by Product
Stainless/electrical	200.9	208.1	900.3	866.0
Coated	611.2	613.6	2,441.5	2,558.4
Cold-rolled	262.9	352.2	1,204.1	1,241.2
Tubular	30.7	29.3	130.1	123.8
Subtotal value-added shipments	1,105.7	1,203.2	4,676.0	4,789.4

Hot-rolled	251.3	114.9	873.5	706.3
Secondary	52.9	41.8	149.3	165.2
Subtotal non value-added shipments	304.2	156.7	1,022.8	871.5

Total shipments	1,409.9	1,359.9	5,698.8	5,660.9

Shipments by Product (%)
Stainless/electrical	14.2%	15.3%	15.8%	15.3%
Coated	43.4%	45.1%	42.9%	45.2%
Cold-rolled	18.6%	25.9%	21.1%	21.9%
Tubular	2.2%	2.2%	2.3%	2.2%
Subtotal value-added shipments	78.4%	88.5%	82.1%	84.6%

Hot-rolled	17.8%	8.4%	15.3%	12.5%
Secondary	3.8%	3.1%	2.6%	2.9%
Subtotal non value-added shipments	21.6%	11.5%	17.9%	15.4%

Total shipments	100.0%	100.0%	100.0%	100.0%

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